Exhibit 99

Press Release	Source: Express-1 Expedited Solutions, Inc.
Segmentz Changes Name to Express-1 Expedited Solutions, Inc.
Tuesday June 6, 8:44 am ET

New Stock Symbol XPO

Board Also Approves Cash Payment for 2006 Earn-Out
BUCHANAN, Mich.—(BUSINESS WIRE)—June 6, 2006—The shareholders at Segmentz May 31st annual meeting overwhelming approved to amend it’s Articles of Incorporation to change the company’s name to Express-1 Expedited Solutions, Inc. The Board of Directors and management believes the name change will better describe the Company as it has evolved from its restructuring. The company believes that the name change is consistent with its efforts to grow its Expedited Transportation business. The company plans on focusing its resources on Expedited Transportation. The name will leverage the significant marketing efforts that have been undertaken by the Company on behalf of Express-1 and should also provide a better understanding of the Company’s mission and strategic vision. The company has also changed its trading symbol on the American Stock Exchange from “SZI” to “XPO”.
In other action, the board of directors voted to complete the $1,710,000 earn-out payment from 2005, with a cash payment, rather than stock. CFO Mark Patterson said, “Due to our strong cash position we felt it was appropriate to complete the 2005 acquisition earn-out payments with cash, as opposed to the previously intended use of common stock. As you will recall, we committed to issuing approximately 259,000 shares of stock to satisfy the remaining payments related to 2005, earlier in the year. Fulfilling this remaining obligation in cash provides more value to our shareholders, at this time. We will continue to monitor our cash position and make a determination on the remaining acquisition earn-out payments due in 2007 and 2008, as we get closer to those dates.”
About Express-1 Expedited Solutions, Inc.
Express-1 provides expedited transportation services to more than 1,000 organizations, ranging from mid-sized companies to the Fortune 500. The Company specializes in same-day and next-day pick up and delivery. To maximize flexibility and minimize overhead, Express-1 maintains a non-asset-based business model and utilizes a fleet of professional, independent owner operators. The Company has a state-of-the-art 24/7 call center utilizing an advanced communications technology and dispatch infrastructure that covers the 48 continental U.S. states and Canada. Express-1 Expedited Solutions, Inc. is publicly traded on the American Stock Exchange under the symbol XPO. For more information about the Company, visit www.express-1.com.
Contact:
Express-1
Jeff Curry, 269-695-4955
jeff.curry@express-1.com

Source: Express-1 Expedited Solutions, Inc.